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                                                                  EXHIBIT 4.12.3

                                                                  EXECUTION COPY



              APPENDIX A - DEFINITIONS AND RULES OF INTERPRETATION



RULES OF INTERPRETATION

        In this Appendix A and each Operative Document (as hereinafter defined), unless otherwise provided herein or therein:

                (a) the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning herein or therein provided for in such other Operative Document;

                (b) any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

                (c) words importing the singular include the plural and vice versa;

                (d) words importing a gender include any gender;

                (e) a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

                (f) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

                (g) a definition of or reference to any document, schedule, exhibit, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, schedule, exhibit, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

                (h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;


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                (i) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to paragraph (g) above, to the document, instrument or agreement as so executed and delivered;

                (j) a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns;

                (k) any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

                (l) if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a date or day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day (without, in the case of any such payment, the payment or accrual of any interest or other late payment or charge, provided such payment is made on such next succeeding Business Day);

                (m) any reference to the satisfaction, release and/or discharge of the Collateral Trust Indenture or the Collateral Documents (each as hereinafter defined) or the Lien (as hereinafter defined) thereof or words of similar import shall, whether or not so expressly stated, be deemed to be a reference to the satisfaction, release and discharge in full and cancellation of the Lien of the Collateral Trust Indenture or the Collateral Documents, as the case may be, in accordance with the express provisions thereof.

                (n) words such as "hereunder", "hereto", "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

                (o) a reference to "including" shall mean including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.


DEFINED TERMS

                "467 LOAN PRINCIPAL BALANCE" with respect to a Facility Lease, shall have the meaning set forth in Section 3.2(d) of such Facility Lease.

                "ACCEPTABLE BANK" shall mean, for the purposes of Section 5.3 of each Facility Lease, a banking institution the senior long-term unsecured debt of which is rated at least A by



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S&P and by Moody's, and which maintains an office or corresponding bank located in New York City.

                "ACTUAL KNOWLEDGE" shall mean, with respect to any Transaction Party, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction) of such Transaction Party.

                "ADDITIONAL CERTIFICATES" shall mean any additional certificates issued by the Pass Through Trust in connection with the issuance of Additional Lessor Notes.

                "ADDITIONAL EQUITY INVESTMENT" shall mean the amount, if any, the Owner Participant shall provide (in its sole and absolute discretion) to finance all or a portion of the cost of any Improvement financed pursuant to
Section 11.1 of the Participation Agreement.

                "ADDITIONAL LESSOR NOTES" shall mean, collectively, the Tiverton Additional Lessor Notes and the Rumford Additional Lessor Notes.

                "ADMINISTRATOR" shall mean Wilmington Trust Company pursuant to an LLC Administration Agreement between the Owner Lessor and Wilmington Trust Company dated as of the Closing Date.

                "AFFILIATE" of a particular Person shall mean, at any time, (a) any Person directly or indirectly controlling, controlled by or under common control with such particular Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interest of such first Person or any corporation of which such first Person beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interest. For purposes of this definition, "control" when used with respect to any particular Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, however, that under no circumstances shall the Lease Indenture Company be considered to be an Affiliate of either the Indenture Trustee or any Certificateholder, nor shall any of the Indenture Trustee or any Certificateholder be considered to be an Affiliate of the Lease Indenture Company, nor shall the Lease Indenture Company, the Indenture Trustee, solely because any Operative Document contemplates that any of them may request or act at the instruction of any such Person or such Person's Affiliate.

                "AFTER-TAX BASIS" shall mean, in the context of determining the amount of a payment to be made on such basis, the payment of an amount which, after reduction by the net increase in Taxes of the recipient (actual or constructive) of such payment, which net increase shall be calculated by taking into account any reduction in such Taxes resulting from any Tax benefits realized or to be realized by the recipient as a result of such payment, shall be equal to the amount required to be paid. In calculating the amount payable by reason of this provision, all income taxes payable and tax benefits realized or to be realized shall be determined on the assumptions that (i) the recipient shall be subject to the applicable income taxes at the highest marginal tax rates then applicable to corporate taxpayers taxed on the same basis as the recipient that are in effect in the applicable jurisdictions at the time such amount is received or properly



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accrued, and (ii) all related tax benefits are utilized at the highest marginal rates then applicable to corporate taxpayers taxed on the same basis as the recipient that are then in effect in the applicable jurisdictions.

                "AGREEMENT PERIOD" shall have the meaning set forth in Section
7.8 of the Participation Agreement.

                "ALLOCATED RENT" with respect to a Facility Lease, shall have the meaning specified in Section 3.2(b) of such Facility Lease.

                "APPLICABLE LAW" shall mean, without limitation, all applicable laws, including, without limitation, all Environmental Laws, and treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or Governmental Entity and rules, regulations, orders, ordinances, licenses and permits of any Governmental Entity.

                "APPLICABLE PERMIT" shall mean any Permit, including any zoning, environmental protection, pollution, sanitation, FERC, safety, siting or building Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of the Facilities or Facility Sites to acquire, operate, maintain, repair, own or use the Facilities or Facility Sites as contemplated by the Operative Documents, to sell electricity therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby, or (b) that is necessary so that none of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any Certificateholder nor any Affiliate of any of them may be deemed by any Governmental Entity to be subject to regulation under PUHCA or under any other Applicable Law relating to electric utilities, generators, wholesalers or retailers, in each case as a result of the operation of the Facilities or either of them or the sale of electricity therefrom.

                "APPLICABLE RATE" shall mean the Prime Rate plus 1% per annum.

                "APPRAISER" shall mean Deloitte & Touche LLP Valuation Group.

                "APPRAISAL PROCEDURE" shall mean (except with respect to the Closing Appraisal and any appraisal to determine Fair Market Sales Value or Fair Market Rental Value during any period when a Lease Event of Default shall have occurred and be continuing), an appraisal conducted by an appraiser or appraisers in accordance with the following procedures. Within ten (10) Business Days of written notice from the initiating party of the commencement of an Appraisal Procedure, the Owner Participant and the applicable Facility Lessee will each appoint one Independent Appraiser, which Independent Appraisers shall attempt to agree upon the Fair Market Sales Value or Fair Market Rental Value that is the subject of the appraisal. If either the Owner Participant or the applicable Facility Lessee does not appoint its appraiser within such ten Business Day period, the determination of the other appraiser shall be conclusive and binding on the Owner Participant and such Facility Lessee. If the appraisers appointed by the Owner Participant and such Facility Lessee are unable to agree upon the value, period, amount or other determination in question within thirty (30) days, such appraisers shall jointly appoint a third Independent Appraiser or, if such appraisers do not appoint a third Independent Appraiser, the Owner Participant and such Facility Lessee shall jointly appoint the third Independent Appraiser. In such case, the average of the determinations of the three appraisers shall be conclusive and



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binding on the Owner Participant and such Facility Lessee, unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and such Facility Lessee. Any appraisal determined in accordance with the foregoing must be delivered within thirty (30) days after the date on which the last of the appraisers is appointed pursuant to the process set forth above.

                "ASSIGNED DOCUMENTS" shall have the meaning specified in clause
(2) of the Granting Clause of the Collateral Trust Indenture.

                "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average rate of interest borne by the Certificates outstanding under the Pass Through Trust Agreement (calculated, in the event of the issuance of any original issue discount Lessor Notes, based on the imputed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

                "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by (B) the amount of such payment by (ii) the sum of all such payments.


                "BANKRUPTCY CODE" shall mean the United States Bankruptcy Code of 1978, as amended from time to time, 11 U. S.C. Section 101 et seq.

                "BANKRUPTCY LAW" means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors.

                "BASIC LEASE TERM" with respect to a Facility Lease, shall have the meaning specified in Section 3.1 of such Facility Lease.

                "BASIC RENT" with respect to a Facility Lease, shall have the meaning specified in Section 3.2(a) of such Facility Lease.

                "BENEFICIARY" OR "BENEFICIARIES" with respect to a Calpine Guaranty, shall have the meaning set forth in Section 4 of such Calpine Guaranty.

                "BILL(s) OF SALE" shall mean, individually or collectively as the context may require, the Tiverton Bill of Sale or Rumford Bill of Sale.



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                "BOARD OF DIRECTORS" means the Board of Directors or General
Partner, as applicable, of the Guarantor or the Facility Lessees, as the context requires, or any authorized committee of either thereof.

                "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Indenture Trustee.

                "BURDENSOME TERMINATION NOTICE" with respect to a Facility Lease, shall mean a notice required in accordance with Section 13.1 or Section 13.2, as the case may be, of such Facility Lease upon the exercise of a termination option by the applicable Facility Lessee.

                "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, the city and the state in which the Corporate Trust Office of the Indenture Trustee is located or the city and state in which the Pass Through Trustee is located.

                "CALPINE" shall mean Calpine Corporation, a Delaware corporation.

                "CALPINE DOCUMENTS" shall mean have the meaning set forth in
Section 3.1 of the Calpine Guaranty (Tiverton) or the Calpine Guaranty (Rumford), as the context may require.

                "CALPINE GUARANTY" OR "CALPINE GUARANTIES" shall mean, individually or collectively as the context may require, the Calpine Guaranty (Tiverton) and the Calpine Guaranty (Rumford).

                "CALPINE GUARANTY EVENT OF DEFAULT" shall mean any of the "Events of Default" as specified in Section 7.1 of the Calpine Guaranty (Tiverton) and/or the Calpine Guaranty (Rumford), as the case may be.

                "CALPINE GUARANTY (RUMFORD)" shall mean the Calpine Guaranty and Payment Agreement (Rumford) dated as of the Closing Date in favor of the Beneficiaries, substantially in the form of Exhibit H-2 to the Participation Agreement.

                "CALPINE GUARANTY (TIVERTON)" shall mean the Calpine Guaranty and Payment Agreement (Tiverton) dated as of the Closing Date in favor of the Beneficiaries, substantially in the form of Exhibit H-1 to the Participation Agreement.

                "CALPINE PARTIES" shall mean Calpine, the Facility Lessees, Calpine Eastern Corporation, and each other Affiliate of Calpine that is party to any Operative Document.

                "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).



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                "CAPITALIZED LEASE OBLIGATIONS" of any Person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; the Stated Maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

                "CERTIFICATE PURCHASE AGREEMENT shall mean the Certificate Purchase Agreement, dated the Closing Date, among the Facility Lessees, Calpine, and the Initial Purchasers.

                "CERTIFICATEHOLDER INDEMNITEE" shall have the meaning set forth in Section 9.2(a) of the Participation Agreement.

                "CERTIFICATEHOLDERS" shall mean each of the holders of Certificates, and each of such holder's successors and permitted assigns.

                "CERTIFICATES" shall mean the 9.00% Pass Through Certificates issued on the Closing Date and any certificates issued in replacement therefor pursuant to Section 3.3, 3.4 or 3.5 of the Pass Through Trust Agreement.

                "CLAIM(s)" individually or collectively as the context may require, shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and reasonable related charges, of whatsoever kind and nature.

                "CLOSING"' shall have the meaning specified in Section 2.2(a) of the Participation Agreement.

                "CLOSING APPRAISAL" shall mean the appraisal, dated as of the Closing Date, prepared by the Appraiser with respect to the Owner Lessor's Interest in each Facility and the related Facility Site.

                "CLOSING DATE" shall mean the Scheduled Closing Date or such later date on which the Closing shall occur.

                "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                "COLLATERAL DOCUMENTS" shall mean the Collateral Trust Indenture and the financing statements.



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                "COLLATERAL TRUST INDENTURE" shall mean the Indenture of Trust,
Mortgage and Security Agreement, dated as of the Closing Date, between the Owner Lessor and the Indenture Trustee, in substantially the form of Exhibit I to the Participation Agreement.

                "COMMENCEMENT DATE" with respect to a Facility Site Lease, shall have the meaning specified in Section 2.1(a) of such Facility Site Lease.

                "COMPETITOR" shall have the meaning specified in Section 7.1(b) of the Participation Agreement.

                "COMPONENT" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Improvements or spare parts while being held for future use.

                "CONSOLIDATED CURRENT LIABILITIES," as of the date of determination, means the aggregate amount of consolidated liabilities of the Guarantor and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between the Guarantor and its Subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

                "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any date of determination, as applied to the Guarantor, the total amount of Consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under GAAP which would appear on a Consolidated balance sheet of the Guarantor and its Subsidiaries, determined in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in consolidated Restricted Subsidiaries held by Persons other than the Guarantor or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

                "CONSOLIDATED SUBSIDIARY" shall mean with respect to any Person at any date any Subsidiary or other entity the accounts of which would be consolidated in accordance with GAAP with those of such Person in its consolidated financial statements as of such date.

                "CONSOLIDATION" means, with respect to any Person, the consolidation of accounts of such Person and each of its subsidiaries if and to the extent the accounts of such



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Person and such subsidiaries are consolidated in accordance with GAAP. The term
"Consolidated" shall have a correlative meaning.

                "CORPORATE TRUST OFFICE" shall mean, with respect to the Indenture Trustee, the office of such Person in the city in which at any particular time its corporate trust business shall be principally administered.

                "CSFB" shall mean Credit Suisse First Boston.

                "CSFB-OP LETTER AGREEMENT" shall mean the letter agreement dated as the Closing Date among the Owner Participant, the OP Guarantor and CSFB, as in effect on the Closing Date.

                "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                "DEBT PORTION OF PERIODIC RENT" means for any Rent Payment Date with respect to a Facility Lease, the difference between (i) the Periodic Rent scheduled to be paid under such Facility Lease on such Rent Payment Date and
(ii) the Equity Portion of Periodic Rent for such Rent Payment Date.

                "DEBT PORTION OF TERMINATION VALUE" in respect of any determination of Termination Value or amount determined by reference to the Termination Value payable pursuant to the Tiverton Operative Documents and/or the Rumford Operative Documents, as the case may be, shall mean an amount equal to the excess of (i) the Termination Value set forth opposite the Termination Date corresponding to such date of determination on Schedule 2 of the applicable Facility Lease, and, if such date of determination is a Rent Payment Date, Periodic Rent due on that date (to the extent payable in arrears) minus (ii) the sum of (A) the Equity Portion of Termination Value set forth opposite the Termination Date corresponding to such date of determination on Exhibit A to the applicable Calpine Guaranty, and, (B) if such date of determination is a Rent Payment Date, the Equity Portion of Periodic Rent due on that date. The Debt Portion of Termination Value is set forth on Exhibit B to the applicable Calpine Guaranty.

                "DEFAULT" means any event which is, or after notice or passage of time or both would be, a Calpine Guaranty Event of Default.

                "DELAYED PERMIT", with respect to a Facility Lease, means a material environmental permit required under Applicable Law in connection with the sale on the Closing Date of such Facility to the Owner Lessor, which permit has not been obtained by the applicable Facility Lessee when required by applicable law if such failure would reasonably be expected to (i) have a material adverse effect on the applicable Facility or (ii) result in a criminal or material civil liability to the Owner Lessor or the Owner Participant.

                "DEPRECIATION DEDUCTION" shall have the meaning specified in
Section 1(a) of the Tax Indemnity Agreement.

                "DISCOUNT RATE" shall mean each Facility Lessee's incremental borrowing rate as determined by such Facility Lessee in accordance with FASB 13.



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                "DOLLARS" or the sign "$" shall mean United States dollars or other lawful currency of the United States.

                "DRAWING EVENT" means any of the following events:

                (A) Calpine has failed to replace the Letter of Credit with a Qualifying Letter of Credit within the respective time periods specified in
Section 5.46(b), (c) or (d) of the Participation Agreement or comply with its obligations under Section 5.46(i) of the Participation Agreement;

                (B) a Lease Event of Default has occurred and is continuing under the Tiverton Facility Lease or the Rumford Facility Lease and (i) pursuant to Sections 5.6(b) or 5.6(c) of the Collateral Trust Indenture, the Owner Lessor, as between itself and the Indenture Trustee, is permitted to exercise remedies against Calpine under any of the Calpine Guaranties or (ii) the Owner Lessor shall be entitled to exercise its rights under Section 2.1(d) of any of the Calpine Guaranties;

                (C) the Indenture Trustee (as assignee of the Owner Lessor) has either (1) exercised remedies under Sections 17.1(b), (c), (d) or (e) of either of the Tiverton Facility Lease or the Rumford Facility Lease, (2) demanded payment of all or a portion of Termination Value, the Equity Portion of Termination Value or the Debt Portion of Termination Value under any of the Calpine Guaranties or any of the Facility Leases or (3) foreclosed upon the Indenture Estate;

                (D) the Collateral Trust Indenture has terminated in accordance with Section 9.1 thereof and a Lease Event of Default pursuant to the Tiverton Facility Lease or the Rumford Facility Lease has occurred and is continuing; or

                (E) a Lease Event of Default pursuant to Section 16(g) or 16(h) of the Tiverton Facility Lease or the Rumford Facility Lease, or "Event of Default" under Section 17(f) or Section 17(g) of the Calpine Guaranty (Tiverton) or the Calpine Guaranty (Rumford) shall have occurred or be continuing.

                "EASEMENTS" shall mean the Tiverton Easements and the Rumford Easements.

                "ECA SHORTFALL EVENT" means a failure of the Guarantor to maintain the coverage of the Qualifying Letter of Credit or the Equity Collateral Account at the levels required by Section 5.46 of the Participation Agreement, after notice by the Owner Participant of such failure and the lapse of the cure period referred to in Section 5.46(k) of the Participation Agreement.

                "EFFECTIVE DATE" shall mean December 19, 2000.

                "ENFORCEMENT NOTICE" shall have the meaning specified in Section
5.1 of the Collateral Trust Indenture.

                "ENGINEERING CONSULTANT" shall mean S&W Consultants, Inc.



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                "ENGINEERING REPORT" shall mean, with respect to the Facilities, the report of the Engineering Consultant, dated December, 2000.

                "ENVIRONMENTAL CONDITION" shall mean any action, omission, event, condition or circumstance, including, without limitation, the presence of any Hazardous Substance, which does or reasonably could (i) require assessment, investigation, abatement, correction, removal or remediation, (ii) give rise to any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (iii) create or constitute a public or private nuisance or trespass, or (iv) constitute a violation of or non-compliance with any Environmental Law.

                "ENVIRONMENTAL CONSULTANT" shall mean Earth Tech, Inc.

                "ENVIRONMENTAL LAWS" shall mean any international, national, Native American, provincial, regional, federal, state, municipal or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, directives, permits, licenses, approvals, codes, regulations, common or decisional law (including principles of tort, negligence, trespass, nuisance, strict liability, contribution and indemnification) or other requirement of any Governmental Entity relating to the environment, the safety or health of human beings or other living organisms, natural resources or toxic, explosive, corrosive, flammable, infectious, radioactive or other Hazardous Substances, as each may from time to time be amended, supplemented or supplanted.

                "ENVIRONMENTAL REPORTS" shall mean (a) that certain Phase I Environmental Site Assessment (Maine Power Associates, 43 Rumford Industrial Parkway, Rumford, Maine) prepared for Calpine by the Environmental Consultant dated December 2000 and (b) that certain Phase I Environmental Site Assessment (Tiverton Power Facility, 304 Progress Way, Tiverton, Rhode Island) prepared for Calpine by the Environmental Consultant dated December 2000.

                "EQUITY COLLATERAL ACCOUNT" shall mean the Equity Collateral Account referred to in Section 5.46 of the Participation Agreement.

                "EQUITY INVESTMENT" shall mean the amount specified with respect thereto on Schedule 1-A to the Participation Agreement.

                "EQUITY PORTION OF PERIODIC RENT" shall mean for any Rent Payment Date (A) with respect to the Rumford Facility, the difference between
(i) Periodic Rent scheduled to be paid under the Rumford Facility Lease on such Rent Payment Date and (ii) the principal and interest scheduled to be paid on the Rumford Lessor Notes on such Rent Payment Date, and (B) with respect to the Tiverton Facility, the difference between (i) Periodic Rent scheduled to be paid under the Tiverton Facility Lease on such Rent Payment Date and (ii) the principal and interest scheduled to be paid on the Tiverton Lessor Notes on such Rent Payment Date.

                "EQUITY PORTION OF TERMINATION VALUE" in respect of any determination of Termination Value or amount determined by reference to Termination Value payable pursuant to the Tiverton Operative Documents and/or the Rumford Operative Documents, as the case may be, shall mean an amount equal to the excess, if any, of (i) the Termination Value set forth opposite the Termination Date corresponding to such date of determination on Schedule 2 of the applicable Facility Lease, and, if such date of determination is a Rent Payment Date, Periodic Rent due on that date (to the extent payable in arrears) over
(ii) the balance, including scheduled (in accordance with the payment terms of the related Lessor Notes) accrued interest, on the related Lessor Notes scheduled (in accordance with the payment terms of such Lessor Notes) to be outstanding on such date of determination corresponding to such Facility Lease. The Equity Portion of Termination Value is set forth on Exhibit A to the applicable Calpine Guaranty.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

                "ERISA AFFILIATE" shall mean each person (as defined in Section 3(9) of ERISA) which together with either of the Facility Lessees or a Subsidiary of either of the Facility Lessees would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) and/or (o) of the Code or (ii) as a result of either of the Facility Lessees or a Subsidiary of either of the Facility Lessees being or having been a general partner of such person.

                "EVENT OF LOSS" shall mean, with respect to either Facility, any of the following events:

                        (i) the loss of such Facility or use thereof due to destruction or damage that renders repair uneconomic or that renders such Facility permanently unfit for normal use or which does not satisfy the preconditions for repair of such Facility set forth below; or

                        (ii) any damage that results in an insurance settlement with respect to such Facility on the basis of a total loss or an agreed constructive or a compromised total loss of such Facility; or

                        (iii) (a) seizure, condemnation, confiscation or taking of, or requisition (a "Requisition") of title to such Facility by any Governmental Entity that shall have resulted in loss by the Owner Lessor of title to such Facility, following exhaustion of all permitted appeals or an election by the applicable Facility Lessee in its discretion not to pursue such appeals or rights; provided that no such contest (or exercise) shall extend beyond the earlier of the date which is (x) six months after the loss of such title, or (y) 48 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or elected by such Facility Lessee or (b) Requisition of use of such Facility or title to or the use of the related Facility Site by any Governmental Entity that shall have resulted in the loss of possession of such Facility or all or any part of the related Facility Site that is required for the use or operation of such Facility; provided that in any case involving Requisition of use of such Facility, or all or any part of the related Facility Site that is required for the use or operation, of such Facility, such event shall be an Event of Loss only if loss of possession continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or elected by the such Facility Lessee; or

                        (iv) (A) if elected in writing by the Owner Participant, such election to be made only in circumstances where the termination of the Facility Lease with respect to such Facility shall remove the basis of the regulation described below, subjection of the Owner Participant or the Owner Lessor to any public utility regulation of any Governmental Entity or law which in the reasonable opinion of the Owner Participant is burdensome, or the subjection of the Owner Participant's or the Owner Lessor's interest in the Facility Leases to any rate of return regulation by any Governmental Entity, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the transactions contemplated by the Operative Documents and not, in any event, as a result of (a) investments, loans or other business activities of the Owner Participant or any of its Affiliates in respect of equipment or facilities similar in nature to the Facilities or any part thereof or in any other electrical, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or any of its Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or any of its Affiliates or (b) a failure of the Owner Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant to any adverse consequence (in the reasonable opinion of such Owner Participant acting in good faith), provided that the Facility Lessees and the Owner Lessor and Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this paragraph (iv), so long as there shall be no adverse consequences to the Owner Lessor or Owner Participant as a result of such cooperation or the taking of reasonable measures ,or (B) if elected in writing by the Owner Participant, any failure to obtain any Delayed Permit by June 30, 2001, provided that such period shall be extended to December 31, 2001 if the relevant Facility Lessee certifies (in an Officer's Certificate) on or before June 30, 2001 to the Owner Participant that it is reasonable to expect that the Facility Lessee will obtain such permit by on or before December 31, 2001, and sets forth in such Officer's Certificate relevant facts in support of such certification, or (C) if elected in writing by the Owner Participant, any failure by the Facility Lessees to obtain, within 180 days following the Closing Date, an order of FERC in which FERC disclaims jurisdiction over the Owner Participant and the Owner Lessor (the events and circumstances described in any of clause (A), (B) or (C) herein, a "Regulatory Event of Loss").

                        (v) if elected by the Owner Participant, the FERC Owner Lessor EWG Orders shall not have been obtained and become final within ninety
(90) days of the Closing Date, such election to be conditioned upon receipt of a reasoned legal opinion of nationally recognized independent counsel (Owner Participant's outside counsel at Closing to be deemed to meet such qualifications) that any pending proceeding, if adversely determined, would reasonably be expected to have a material adverse effect on the Owner Participant or subject the Owner Participant or the Owner Lessor to regulation as a public utility company or a holding company under the Holding Company Act.

                The date of occurrence of an Event of Loss described in clauses
(i) or (ii) above shall be the date of the applicable Facility Lessee's notice to the Owner Lessor, the Owner Participant, the Indenture Trustee and the Pass Through Trustee pursuant to Section 10.1 of the applicable Facility Lease that it does not elect to rebuild the applicable Facility pursuant to Section 10.3 of the applicable Facility Lease but to pay Termination Value and terminate such Facility Lease with respect to such Facility pursuant to Section 10.2 thereof, or the date an Event of Loss is deemed to occur pursuant to the last sentence of
Section 10.1 of such Facility Lease. The date of occurrence of an Event of Loss described in clause (iii)(a) above shall be the earlier of (A) the date which is six months following the loss of title, (B) the date upon which the applicable Facility Lessee shall have concluded all efforts to contest such loss of title or exercise its rights of eminent domain, and (C) the date which is 48 months prior to the end of the Basic

Lease Term or any Renewal Lease Term then in effect or elected by the Facility Lessee (if an event described in clause (iii)(a) shall be continuing at such time). The date of occurrence of an Event of Loss described in clause (iii)(b) above shall be the date of requisition of title to the relevant Facility Site or, in the case of a requisition of use of such Facility Site, the date which is the scheduled expiration date of the Basic Lease Term or any Renewal Lease Term then in effect or elected by the applicable Facility Lessee, as the case may be (if an event described in clause (iii)(b) shall be continuing at such time). The date of occurrence of an Event of Loss described in clause (iv) above shall be the date on which the Facility Lessees receive the Owner Participant's election made in accordance with such clause (iv) during any period when an event is continuing which upon election by Owner Participant in accordance with such clause (iv) would constitute a Regulatory Event of Loss. The date of occurrence of an Event of Loss described in clause (v) above shall be the date on which the Facility Lessees receive the Owner Participant's election made in accordance with such clause (v).

                "EXCEPTED PAYMENTS" shall mean and include (i)(A) any right, title or interest to any indemnity (whether or not constituting Supplemental Rent and whether or not a Lease Event of Default exists) payable to either the Owner Lessor, the Administrator, the Lease Indenture Company, or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Indenture Trustee) pursuant to Section 2.3, 9.1, 9.2,
11.1 or 11.2 of the Participation Agreement, and any payments under any Tax Indemnity Agreement or (B) any amount payable by a Facility Lessee to the Owner Lessor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights under the Operative Documents, (ii)(A) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facilities as permitted by Section 3(b) of
Schedule 5.45 to the Participation Agreement or (B) proceeds of personal injury or property damage liability insurance maintained under any Operative Document for the benefit of the Owner Lessor or the Owner Participant, (iii) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Member Interest, (iv) all other fees expressly payable to the Owner Participant under the Operative Documents, (v) all right, title and interest in any Qualifying Letter of Credit, the Equity Collateral Account and proceeds of drawings by the Owner Lessor under any Qualifying Letter of Credit and all funds on deposit in the Equity Collateral Account, (vi) all right, title and interest in (x) amounts constituting the Equity Portion of Termination Value, the Equity Portion of Periodic Rent or any interest thereon payable to the Owner Lessor by the Guarantor as the result of a proceeding brought by the Owner Lessor as permitted by Section 5.6(b) of the Collateral Trust Indenture and which, pursuant to such section, the Owner Lessor is entitled to retain for its own account and (y) amounts payable following foreclosure, sale or transfer to the extent provided in Section 2.1(d) of each of the Calpine Guaranties; (vii) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (i) through (vi) above; (viii) any amounts paid to the Owner Lessor as reimbursement for amounts expended pursuant to Section 21 of each of the Tiverton Facility Lease and the Rumford Facility Lease; (ix) all right, title and interest in the credit support arrangements referred to in clause (iv) of Section 3.6(a) of each of the Guaranties; (x) proceeds of the items referred to in clause (i) through (ix) above; and (xi) any rights to demand, collect, sue for, or otherwise receive and enforce payment of the foregoing amounts, including under the Calpine Guaranties, but without limiting clause (vi) of this definition above.

                "EXCESS AMOUNT" shall have the meaning specified in Section 14.3 of the Participation Agreement, and, with respect to the Collateral Trust Indenture, the meaning specified in Section 9.13 thereof.

                "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                "EXCLUDED TAXES" shall have the meaning specified in Section 9.2(b) of the Participation Agreement.

                "EXEMPT WHOLESALE GENERATOR" or "EWG" shall mean an entity which is an "exempt wholesale generator" as defined in Section 32 of PUHCA.

                "FACILITY" shall mean either the Tiverton Facility or the Rumford Facility, as the case may be.

                "FACILITIES" shall mean a collective reference to the Tiverton Facility and the Rumford Facility.

                "FACILITY LEASE(s)" shall mean, individually or collectively as the context may require, Tiverton Facility Lease and Rumford Facility Lease.

                "FACILITY LEASE TERM" with respect to a Facility Lease, shall mean the term of such Facility Lease, including the Basic Lease Term and all Renewal Lease Terms.

                "FACILITY LESSEE(s)" shall mean individually or collectively as the context may require, (i) Tiverton Lessee as lessee under the Tiverton Facility Lease or (ii) Rumford Lessee as lessee under the Rumford Facility Lease.

                "FACILITY SITE(s)" shall mean, individually or collectively as the context may require, (i) the Tiverton Site or (ii) the Rumford Site.

                "FACILITY SITE LEASE(s)" shall mean, individually or collectively as the context may require, the Tiverton Site Lease and the Rumford Site Lease.

                "FACILITY SITE SUBLEASE(s)" shall mean, individually or collectively as the context may require, the Facility Site Sublease (Tiverton) and the Facility Site Sublease (Rumford).

                "FACILITY SITE SUBLEASE (RUMFORD)" shall mean the Facility Site Sublease (Rumford) dated as of December 19, 2000 among the Rumford Site Sublessor and the Rumford Site Sublessee.

                "FACILITY SITE SUBLEASE (TIVERTON)" shall mean the Facility Site Sublease (Tiverton) dated as of December 19, 2000 among the Tiverton Site Sublessor and the Tiverton Site Sublessee.

                "FAIR MARKET RENTAL VALUE" or "FAIR MARKET SALES VALUE" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's-length lease, sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply of the property or service in question, and shall, in the case of any Facility or the Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Leases or as otherwise provided below or in the Operative Documents) on the basis and assumption that (i) the conditions contained in Sections 7 and 8 of the Facility Leases shall have been complied with in all respects, (ii) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (iii) the Facility or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee Liens), (iv) taking into account the remaining term of the Facility Site Leases, and (v) in the case the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to
Section 17 of the Facility Lease, such value shall be determined by an Independent Appraiser appointed solely by the Owner Lessor on an "as-is", "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value of the Owner Lessor's Interest shall be deemed equal to $0 (zero). If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedures. Any fair market value determination of a Severable Improvement shall take into consideration any liens or encumbrances to which the Severable Improvement being appraised is subject and which are being assumed by the transferee.

                "FASB 13" shall mean the Statement of the Financial Accounting Standards Board No. 13, as amended and interpreted from time to time.

                "FASB 98" shall mean the Statement of the Financial Accounting Standards Board No. 98, as amended and interpreted from time to time.

                "FEDERAL POWER ACT" or "FPA" shall mean the Federal Power Act, as amended.

                "FERC" shall mean the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

                "FERC ORDERS" shall mean any or all of the following of the FERC Orders required pursuant to Section 4.37 of the Participation Agreement:

                        (i) a determination by FERC of EWG status of each Facility Lessee and Owner Lessor and the Owner Participant;

                        (ii) an approval from FERC for each Facility Lessee to sell power at market-based rates effective on or before the Closing Date;

                        (iii) either an approval by FERC of the issuance of securities and the assumption of obligations necessary to effect the sale/leaseback pursuant to Section 204 of the Federal Power Act or blanket authorization to issue securities and assume obligations under such Section; and

                        (iv) an approval of the transfer of certain general and limited partnership interests from affiliates of Energy Management, Inc. to Calpine Corporation and its affiliates under Section 203 of the Federal Power Act.

                "FERC OWNER LESSOR EWG ORDERS" shall mean the orders issued by the FERC determining that the Owner Lessor and the Owner Participant are EWGs.

                "FINAL DETERMINATION" shall have the meaning specified in
Section 9 of the Tax Indemnity Agreement.

                "FIRST RENEWAL LEASE TERM" with respect to a Facility Lease, shall have the meaning specified in Section 15.1(a) of such Facility Lease.

                "FIRST WINTERGREEN RENEWAL LEASE OPTION" with respect to a Facility Site Lease, shall have the meaning specified in Section 2.2(a)(i) of such Facility Site Lease.

                "FMV RENEWAL LEASE OPTION" with respect to a Facility Lease Term, shall have the meaning set forth in Section 2.2(a)(iii) of such Facility Site Lease.

                "FMV RENEWAL LEASE TERM" with respect to a Facility Lease, shall have the meaning specified in Section 15.2 of such Facility Lease.

                "FORECLOSURE TRANSFER" with respect to a Facility Site Lease, shall have the meaning set forth in Section 19.3 of such Facility Site Lease.

                "GAAP" shall mean generally accepted accounting principles.

                "GOVERNMENTAL ACTIONS" shall mean all authorizations, consents, approvals, waivers, exceptions, variances, filings, permits, orders, licenses, exemptions and declarations of or with any Governmental Entity and shall include those citing, environmental and operating permits and licenses (including the Applicable Permits) that are required for the use and operation of the Facilities and the Facility Sites.

                "GOVERNMENTAL ENTITY" shall mean and include any international, national, Native American, provincial, regional, state, municipal or local government, any political subdivision of any thereof or any board, commission, department, division, organ, instrumentality, court or agency of any thereof.

                "GUARANTOR" shall mean Calpine Corporation.

                "GUARANTOR ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the Guarantor Assignment and Assumption Agreement (Tiverton) or the Guarantor Assignment and Assumption Agreement (Rumford), as the context may require.

                "GUARANTOR ASSIGNMENT AND ASSUMPTION AGREEMENT (RUMFORD)" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit N-2 to the Participation Agreement.

                "GUARANTOR ASSIGNMENT AND ASSUMPTION AGREEMENT (TIVERTON)" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit N-1 to the Participation Agreement.

                "HAZARDOUS SUBSTANCE" shall mean any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, PCBs, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or controlled by or under any Environmental Law.

                "HOLDING COMPANY ACT" shall mean the Public Utility Holding Company Act of 1935, as amended.

                "IMPROVEMENT" shall mean an addition, betterment or enlargement of the Facilities. Improvements shall include any Required Improvements or Optional Improvements, but do not include Components.

                "INCOME TAXES" shall have the meaning set forth in Section 9.2(b)(i) of the Participation Agreement.

                "INCUR" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning; provided, however, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon,
(B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Obligations (Tiverton) or the Obligations (Rumford), as the context may require, modify or affect, in any manner adverse to the Beneficiaries, such subordination or (D) if the Guarantor is the obligor thereon, provide that a Restricted Subsidiary shall be an obligor and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

                "INDEBTEDNESS" of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Lease Obligations of such Person

(including payments of Termination Value and any other amounts owed pursuant to the Operative Documents), (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (viii) all obligations under "swaps", "caps", "floors", "collars", or other interest rate hedging contracts or similar arrangements,
(ix) all Indebtedness of any other Person of the type referred to in clauses (i) through (ix), guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable, and (x) all Indebtedness of the type referred to in clauses (i) through (xi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured.

                "INDEMNITEE" shall have the meaning specified in Section 9.1(a) of the Participation Agreement.

                "INDEMNITOR" with respect to a Facility Site Lease, shall have the meaning set forth in Section 13.3 of such Facility Site Lease.

                "INDENTURE BANKRUPTCY DEFAULT" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become an Lease Indenture Event of Default under Section 4.2(e) or (f) of the Collateral Trust Indenture.

                "INDENTURE DEFAULT" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become an Lease Indenture Event of Default.

                "INDENTURE ESTATE" shall have the meaning specified in the Granting Clause of the Collateral Trust Indenture.

                "INDENTURE TRUSTEE OFFICE" shall mean the office to be used for notices to the Indenture Trustee from time to time pursuant to Section 9.5 of the Collateral Trust Indenture.

                "INDENTURE TRUSTEE'S ACCOUNT" shall mean the account specified with respect thereto on Schedule 1-B to the Participation Agreement or such other account of the Indenture Trustee, as the Indenture Trustee may from time to time specify in a notice to the other parties to the Participation Agreement.

                "INDENTURE TRUSTEE'S LIENS" shall mean any Lien on the Lessor Estate, any of the Facilities, the Facility Sites or any part thereof or any interest therein arising as a result of (i) Taxes against or affecting the Lease Indenture Company or the Indenture Trustee, or any Affiliate thereof that are not related to, or that are in violation of, any Operative Document or the transactions contemplated thereby, (ii) Claims against or any act or omission of the Lease Indenture Company or the Indenture Trustee, or Affiliate thereof that is not related to, or that is in violation of, any of such Person's representations, warranties, covenants or agreements in an Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Lease Indenture Company or the Indenture Trustee specified therein, (iii) Taxes imposed upon the Lease Indenture Company or the Indenture Trustee, or any Affiliate thereof that are not indemnified against by the Facility Lessees pursuant to any Operative Document or (iv) Claims against or affecting the Lease Indenture Company or the Indenture Trustee, or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Lease Indenture Company or the Indenture Trustee of any portion of the interest of the Lease Indenture Company or the Indenture Trustee in the Lessor Estate, other than pursuant to the Operative Documents.

                "INDEPENDENT APPRAISER" shall mean a disinterested, licensed industrial property appraiser who is a member of the Appraisal Institute having experience in the business of evaluating facilities similar to the Facilities.

                "INITIAL LETTER OF CREDIT" shall mean the letter of credit dated as of the Closing Date issued by CSFB in favor of the Owner Participant, as Beneficiary.

                "INITIAL PURCHASERS" shall mean CSFB, TD Securities (USA) Inc., and ING Barings LLC.

                "INITIAL SUBLEASE TERM" with respect to a Facility Site Sublease, shall have the meaning set forth in Section 2.1(a) of such Facility Site Sublease.

                "INITIAL TERM" with respect to a Facility Site Lease, shall have the meaning specified in Section 2.1(a) of such Facility Site Lease.

                "INSURANCE CONSULTANT" shall mean Marsh USA, Inc.

                "INVESTMENT BANKER" shall have the meaning set forth in Section 2.10(d) of the Collateral Trust Indenture.

                "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940.

                "INVESTMENT GRADE" with respect to a Rating Agency, shall mean, with respect to S&P, BBB- or higher, and with respect to Moody's, Baa3 or higher, or, if after the Closing Date a different system of ratings is established, the term shall mean a rating in one of such Rating Agency's generic rating categories that is comparable to such ratings.

                "IRS" shall mean the Internal Revenue Service of the United States Department of Treasury or any successor agency.

                "L/C BANK" shall mean the Acceptable Bank providing a letter of credit pursuant to Section 5.3 of the Facility Lease.

                "L/C TERMINATION VALUE" means in respect to any date specified in Part II of Exhibit L of the Participation Agreement, the amount set forth opposite such date in Part II of

Exhibit L to the Participation Agreement, as adjusted in accordance with Section 5.46(i) of the Participation Agreement.

                "LEASE DEBT" shall mean the debt evidenced by the Lessor Notes.

                "LEASE DEBT RATE" shall mean the applicable interest rate accruing on Lessor Notes.

                "LEASE DEFAULT" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default.

                "LEASE EVENT OF DEFAULT" with respect to a Facility Lease, shall have the meaning specified in Section 16 of such Facility Lease.

                "LEASE INDENTURE COMPANY" shall mean State Street Bank & Trust Company of Connecticut, N.A., in its individual capacity under the Operative Documents.

                "LEASE INDENTURE EVENT OF DEFAULT" shall have the meaning set forth in Section 4.2 in the Collateral Trust Indenture.

                "LEASE OBLIGATIONS" shall mean, without duplication, (i) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes, (ii) with respect to operating leases of electric generating facilities, the termination value or similar amount payable by the lessee under such lease and (iii) the principal amount of financial obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness of the lessee for tax purposes but is classified as an operating lease under GAAP.

                "LEASE TERM" shall mean the Basic Lease Term together with the First Renewal Lease Term and Second Renewal Lease Term.

                "LEASEHOLD LIEN" with respect to a Facility Site Lease or a Facility Site Sublease, shall have the meaning set forth in Section 16.4 of such Facility Site Lease or Section 15.3 of such Facility Site Sublease.

                "LEASEHOLD MORTGAGEE" with respect to a Facility Site Lease or a Facility Site Sublease, shall have the meaning set forth in Section 16.4 of such Facility Site Lease or Section 15.3 of such Facility Site Sublease.

                "LESSEE 467 LOAN INTEREST" with respect to a Facility Lease, shall have the meaning specified in Section 3.2(d) of such Facility Lease.

                "LESSEE 467 LOAN PRINCIPAL BALANCE" with respect to a Facility Lease, shall have the meaning set forth in Section 3.2(d) of such Facility Lease.

                "LESSOR 467 LOAN INTEREST" with respect to a Facility Lease, shall have the meaning specified in Section 3.2(d) of such Facility Lease.

                "LESSOR 467 LOAN PRINCIPAL BALANCE" with respect to a Facility Lease, shall have the meaning set forth in Section 3.2(d) of such Facility Lease.

                "LESSOR ESTATE" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Facilities, the Facility Sites and the Operative Documents, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Periodic Rent, Supplemental Rent or Termination Value under the Facility Leases, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the estate, right, title and interest of the Owner Lessor in, to and under the Facilities, the Facility Sites and the Operative Documents and any of the foregoing, but shall not include Excepted Payments.

                "LESSOR NOTES" shall mean, collectively, the Tiverton Lessor Notes and the Rumford Lessor Notes.

                "LESSOR PUT RENEWAL LEASE TERM" with respect to a Facility Lease, shall have the meaning specified in Section 15.3 of such Facility Lease.

                "LIEN" shall mean any mortgage, security deed, security title, pledge, lien, charge, encumbrance, lease, and security interest or title retention arrangement.

                "LLC ADMINISTRATION AGREEMENTS" shall mean (i) the agreement dated as of December 18, 2000 between the Owner Lessor and the Administrator as in effect on the Closing Date and (ii) the agreement dated as of December 18, 2000 between the Owner Participant and the Administrator as in effect on the Closing Date.

                "LLC AGREEMENT" shall mean the Limited Liability Company Agreement, dated as of December 18, 2000, between the Owner Participant and the Administrator, pursuant to which the Owner Lessor shall be governed.

                "MAJORITY IN INTEREST OF NOTEHOLDERS" as of any date of determination, shall mean Noteholders holding in aggregate more than 50% of the total outstanding principal amount of the Notes; provided, however, that any Note held by a Facility Lessee, the Guarantor or any Affiliate of either such party shall not be considered outstanding for purposes of this definition.

                "MAKE-WHOLE AMOUNT" shall mean, with respect to any Lessor Note subject to redemption pursuant to the Lease Indenture, an amount equal to the Discounted Present Value of such Lessor Note less the unpaid principal amount of such Lessor Note; provided that the Make Whole Premium shall not be less than zero. For purposes of this definition, the "Discounted Present Value" of any Lessor Note subject to redemption pursuant to the Lease Indenture shall be equal to the discounted present value of all principal and interest payments scheduled to become due after the date of such redemption in respect of such Lessor Note, calculated using a discount rate equal to the sum of (i) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of such Lessor Note and trading in the secondary market at the price closest to par and (ii) 50 basis points; provided, however, that if there is no U.S. Treasury security having an average life equal to the remaining average life of such Lessor Note, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity for two U.S. Treasury securities having average lives most closely corresponding to the remaining life of such Lessor Note and trading in the secondary market at the price closest to par.

                "MANAGER" shall mean Credit Suisse First Boston.

                "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the economic prospects, operations, assets, financial position, results of operation or business of the Guarantor, including a material adverse effect on (i) the Facilities which adversely affects the ability of the Guarantor to perform its obligations under the Operative Documents or (ii) the validity or enforceability of the Operative Documents, (b) the Indenture Estate or the Lessor Estate, the security interests in the Lessor Estate, or (c) with respect to the Owner Participant's (but not the Certificateholders') interest in the Facilities, the residual value or remaining useful life of the Facilities.

                "MEMBER INTEREST" shall mean the interest of the Owner Participant in the Owner Lessor.

                "MEMORANDUM OF FACILITY SITE LEASE" or "MEMORANDA OF FACILITY SITE LEASE" shall mean, individually or collectively as the context may require, the Memorandum of Facility Site Lease (Rumford) or the Memorandum of Facility Site Lease (Tiverton).

                "MEMORANDUM OF FACILITY SITE LEASE (RUMFORD)" shall mean the Memorandum of Facility Site Lease, dated as of the Closing Date, between Rumford Lessee, as landlord, and the Owner Lessor, as tenant, and filed with Oxford County, Maine Registry of Deeds .

                "MEMORANDUM OF FACILITY SITE LEASE (TIVERTON)" shall mean the Memorandum of Facility Site Lease, dated as of the Closing Date, between Tiverton Lessee, as landlord, and the Owner Lessor, as tenant, and filed with the Land Evidence Records of the Town of Tiverton, State of Rhode Island.

                "MEMORANDUM OF FACILITY SITE SUBLEASE" or "MEMORANDA OF FACILITY SITE SUBLEASE" shall mean, individually or collectively as the context may require, the Memorandum of Facility Site Sublease (Rumford) and the Memorandum of Facility Site Sublease (Tiverton).

                "MEMORANDUM OF FACILITY SITE SUBLEASE (RUMFORD)" shall mean the Memorandum of Facility Site Sublease, dated as of the Closing Date, between the Owner Lessor, as sublandlord, and Rumford Lessee, as subtenant, and filed with Oxford County, Maine Registry of Deeds .

                "MEMORANDUM OF FACILITY SITE SUBLEASE (TIVERTON)" shall mean the Memorandum of Facility Site Sublease, dated as of the Closing Date, between the Owner Lessor, as sublandlord, and Tiverton Lessee, as subtenant, and filed with the Land Evidence Records of the Town of Tiverton, State of Rhode Island.

                "MEMORANDUM OF LEASE" or "MEMORANDA OF LEASE" shall mean, individually or collectively as the context may require, the Memorandum of Lease (Rumford) and the Memorandum of Lease (Tiverton).

                "MEMORANDUM OF LEASE (RUMFORD)" shall mean the Memorandum of Facility Lease, dated as of the Closing Date, between the Owner Lessor and the Rumford Lessee and filed with Oxford County, Maine Registry of Deeds .

                "MEMORANDUM OF LEASE (TIVERTON)" shall mean the Memorandum of Facility Lease, dated as of the Closing Date, between the Owner Lessor and the Tiverton Lessee and filed with the Land Evidence Records of the Town of Tiverton, State of Rhode Island.

                "MOODY'S" shall mean Moody's Investors Service, Inc. and any successor thereto.

                "MULTIEMPLOYER PLAN" shall mean any Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

                "NOTE REGISTER" shall have the meaning specified in Section 2.8 of the Collateral Trust Indenture.

                "NOTEHOLDER(s)" shall mean any holder of record (as reflected on the Note Register) from time to time of a Lessor Note outstanding.

                "NOTES" shall mean, individually or collectively as the context may require, (i) the Tiverton Lessor Notes and Tiverton Additional Lessor Notes or (ii) the Rumford Lessor Notes and Rumford Additional Lessor Notes, each issued pursuant to the Collateral Trust Indenture.

                "NOTICE PERIOD" shall have the meaning set forth in Section 7.8 of the Participation Agreement.

                "OBLIGATIONS" shall mean, collectively, the Obligations (Rumford) and the Obligations (Tiverton).

                "OBLIGATIONS (RUMFORD)" shall have the meaning set forth in
Section 2.2 of the Calpine Guaranty and Payment Agreement (Rumford).

                "OBLIGATIONS (TIVERTON)" shall have the meaning set forth in
Section 2.2 of the Calpine Guaranty and Payment Agreement (Tiverton).

                "OBSOLESCENCE TERMINATION DATE" with respect to a Facility Lease, shall have the meaning specified in Section 14.1 of such Facility Lease.

                "OFFERING CIRCULAR" shall mean the Offering Circular, dated December 15, 2000, with respect to the Certificates.

                "OFFICER" shall mean, solely with respect to the Guarantor, the Chairman, the President, any Vice President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Assistant Treasurer, any Assistant Secretary or the Controller or Principal Accounting Officer of the Guarantor.

                "OFFICER'S CERTIFICATE" shall mean with respect to any Person, a certificate signed (i) in the case of a corporation, by the Chairman of the Board, the President, or a Vice President of such Person or any Person authorized by or pursuant to the organizational documents, the by-laws or any resolution of the Board of Directors or Executive Committee of such Person (whether general or specific) to execute, deliver and take actions on behalf of such Person in respect of any of the Operative Documents, (ii) in the case of a partnership, by the Chairman of the Board of Directors, the President or any Vice President, the Treasurer or an Assistant Treasurer of a corporate general partner and (iii) in the case of an Indenture Trustee, a certificate signed by a Responsible Officer of such Indenture Trustee.

                "OFFICIAL RECORDS" with respect to a Facility Site Lease, shall have the meaning specified in the recitals to such Facility Site Lease.

                "OP ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit J to the Participation Agreement.

                "OP GUARANTOR" shall mean Philip Morris Capital Corporation or any Person that shall guaranty the obligations of a Transferor under the Operative Documents in accordance with Section 7.1 of the Participation Agreement.

                "OP PARENT GUARANTY" shall mean, as applicable, (i) that certain guaranty of Philip Morris Capital Corporation dated as of the Closing Date in favor of the Facility Lessees, the Owner Lessor, the Indenture Trustee, the Pass Through Trustee and the Certificateholders, or (ii) any other guaranty agreement provided by an OP Guarantor in form and substance substantially in the form of Exhibit G to the Participation Agreement.

                "OPERATIVE DOCUMENTS" shall mean the Participation Agreement, the Bills of Sale, the Facility Leases, the Certificates, the Facility Site Leases, the Facility Site Subleases, the Collateral Trust Indenture, the Lessor Notes, the Pass Through Trust Agreement, the LLC Agreement, the Tax Indemnity Agreement, the Calpine Guaranties, the OP Parent Guaranty (if any) and any Qualifying Letter of Credit.

                "OPERATOR" shall mean Calpine Eastern Corporation or any replacement Operator appointed pursuant to the Operative Documents.

                "OPINION OF COUNSEL" shall mean, with respect to any Calpine Party, a written opinion (i) from Ronald W. Fischer or any other internal counsel of Calpine, as to matters contained in such opinions delivered at Closing, and as to all other matters, Thelen Reid & Priest and/or Steptoe & Johnson, or any other outside legal counsel reasonably acceptable to the Owner Participant, (ii) in form and substance (with respect to qualifications, exception, assumption and the like) substantially equivalent to the legal opinions delivered at Closing, with any material modification or supplements thereto to be reasonably acceptable to the Owner Participant, or in any such other form as may be reasonably acceptable to the Owner Participant, and (iii) the scope of which shall cover due authorization, execution, delivery and enforceability of the applicable agreement(s), and exemption from regulation, in each case, substantially in the form set forth in the opinions delivered at Closing with any material modifications thereto to be reasonably acceptable to the Owner Participant.

                "OPTIONAL IMPROVEMENT" with respect to a Facility Lease, shall have the meaning specified in Section 8.2 of such Facility Lease.

                "OPTION CLOSING DATE" with respect to a Facility Site Lease, shall have the meaning set forth in Section 5.2 of such Facility Site Lease.

                "OVERALL TRANSACTION" shall mean all of the transactions contemplated by the Operative Documents.

                "OVERDUE RATE" shall mean a rate per annum equal to the prime commercial lending rate of the Chase Manhattan Bank (as publicly announced to be effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate) plus 1%.

                "OWNER LESSOR" shall mean PMCC Calpine New England Investment LLC, a Delaware limited liability company created for the benefit of the Owner Participant.

                "OWNER LESSOR'S ACCOUNT" shall mean Citibank, N.A., New York, NY, ABA # 021000089, Account: Philip Morris Capital Corporation, Account # 3024-1278.

                "OWNER LESSOR'S INTEREST" shall mean the Owner Lessor's right, title and interest in and to the ownership of the Facilities and the Facility Sites, as applicable.

                "OWNER LESSOR'S LIEN(s)" individually or collectively as the context may require, shall mean any Lien on the Lessor Estate, the Facility Sites or the Easements, or any part of any thereof or interest therein arising as a result of (i) Taxes against or affecting the Owner Lessor or any Affiliate thereof that are not related to, or that are in violation of, any Operative Document or the transactions contemplated thereby, (ii) Claims against or any act or omission of the Owner Lessor or Affiliate thereof that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Lessor specified therein, (iii) Taxes imposed upon the Owner Lessor or any Affiliate thereof that are not indemnified against by the Facility Lessees pursuant to any Operative Document or (iv) Claims against or affecting the Owner Lessor or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Lessor of any portion of the interest of the Owner Lessor in the Owner Lessor's Interest, other than pursuant to the Operative Documents.

                "OWNER PARTICIPANT" shall mean PMCC Calpine NEIM LLC, a Delaware limited liability company.

                "OWNER PARTICIPANT'S ACCOUNT" shall mean the account maintained by the Owner Participant at the bank specified with respect thereto on Schedule 1-C to the Participation Agreement, or such other account of the Owner Participant, as the Owner Participant may from time to time specify in a notice to the Indenture Trustee pursuant to Section 9.5 of the Collateral Trust Indenture.

                "OWNER PARTICIPANT'S COMMITMENT" shall mean the Owner Participant's investment in the Owner Lessor contemplated by Section 2.1(a) of the Participation Agreement.

                "OWNER PARTICIPANT'S LIEN(s)" individually or collectively as the context may require, shall mean any Lien on the Lessor Estate, the Facility Sites or the Easements, or any part of any thereof or interest therein arising as a result of (i) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (ii) Taxes against the Owner Participant that are not indemnified against by the applicable Facility Lessee pursuant to the Operative Documents or (iii) Claims against or affecting the Owner Participant arising out of the voluntary or involuntary transfer by the Owner Participant of any portion of the interest of the Owner Participant in the Member Interest, other than any transfer (x) pursuant to the exercise of any of the applicable Facility Lessee's (or any Affiliate thereof) rights under the Operative Documents or (y) during the continuance of a Lease Event of Default.

                "OWNER PARTICIPANT'S NET ECONOMIC RETURN" shall mean the Owner Participant's anticipated (i) after-tax yield, calculated according to the multiple investment sinking fund method of analysis, and (ii) periodic GAAP income and aggregate after-tax cash flow.

                "OWNERSHIP INTEREST" shall mean, with respect to a Facility Lessee (or any assigns of such Facility Lessee), any and all equity interest in such Facility Lessee (or such assignee of such Facility Lessee) howsoever designated (whether capital stock, partnership interest, member interest or any equivalent interest).

                "PARTICIPATION AGREEMENT" shall mean the Participation Agreement, dated as of December 19, 2000, among the Facility Lessees, the Guarantor, the Owner Lessor, the Owner Participant, State Street Bank & Trust Company of Connecticut, as Indenture Trustee, and State Street Bank & Trust Company of Connecticut, as Pass Through Trustee.

                "PARTNERSHIP AGREEMENT" shall mean the Tiverton Partnership Agreement or the Rumford Partnership Agreement, as the context may require.

                "PASS THROUGH COMPANY" shall mean State Street Bank and Trust Company of Connecticut, N.A., in its individual capacity, together with its successors and permitted assigns.

                "PASS THROUGH TRUST AGREEMENT" shall mean the Pass Through Trust Agreement, dated as of December 19, 2000, between the Facility Lessees and the Pass Through Trustee.

                "PASS THROUGH TRUSTEE" shall mean State Street Bank and Trust Company of Connecticut, N.A., not in its individual capacity, but solely as Pass Through Trustee under the Pass Through Trust Agreement, and each other Person that may from time to time be acting as a Pass Through Trustee in accordance with the provisions of the Pass Through Trust Agreement.

                "PASS THROUGH TRUST" shall mean the pass through trusts created pursuant to the Pass Through Trust Agreement.

                "PAYING AGENT" shall have the meaning set forth in Section 2.6 of the Collateral Trust Indenture.

                "PERIODIC RENT" with respect to a Facility Lease, shall mean the sum of Basic Rent and Renewal Rent, if any, as specified in Schedule 1 to such Facility Lease.

                "PERMIT" shall mean any action, approval, certificate, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from, and any filing with a Governmental Entity.

                "PERMITTED CLOSING DATE LIENS" shall mean Permitted Liens described in clause (a), (b), (f), (g) and (i) of the definition thereof.

                "PERMITTED ENCUMBRANCES" shall mean with respect to the Facility Sites, all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

                "PERMITTED INVESTMENTS" shall mean investments in securities that are: (i) direct obligations of the United States or any agency thereof;
(ii) obligations fully guaranteed by the United States or any agency thereof;
(iii) certificates of deposit or bankers acceptances issued by commercial banks (or any of their affiliates) organized under the laws of the United States or of any political subdivision thereof or under the laws of Canada, Japan, Switzerland or any country that is a member of the European Economic Community having a combined capital and surplus of at least $250 million and having long-term unsecured debt securities then rated "A" or better by S&P or "A2" or better by Moody's (but at the time of investment not more than $25,000,000 may be invested in such certificates of deposit from any one bank); (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above, entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) open market commercial paper of any corporation incorporated or doing business under the laws of the United States or of any political subdivision thereof having a rating of at least "A-1" from S&P and "P-1" from Moody's (but at the time of investment not more than $25,000,000 may be invested in such commercial paper from any one company); (vi) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's is rating such obligations, then from another nationally recognized rating service acceptable to the Depositary); and (vii) investments in money market funds or money market mutual funds sponsored by any securities broker dealer of recognized national standing (or an affiliate thereof), having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses having a rating of "A" or better by S&P or "A2" or better by Moody's.

                "PERMITTED LIENS" shall mean (a) the rights and interests of the parties as provided in the Operative Documents, as well as the rights of sublessees and/or assignees to the extent set forth in or expressly permitted pursuant to the Facility Leases or any other Operative Document, (b) as to Facility Lessees, Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee's Liens, (c) Liens for any tax, assessment or other governmental charge, either secured by a bond reasonably acceptable to the Indenture Trustee and the Pass Through Trustee and, so long as no Lease Indenture Event of Default which is not a Lease Event of Default exists, the Owner Lessor, or not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not reasonably be expected to give rise to criminal liability or material civil liability on the part of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any Certificateholders, and would not otherwise reasonably be expected to have a Material Adverse Effect, or (ii) adequate reserves consistent with GAAP requirements have been established and are maintained, so as to assure such Persons that any taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined, (d) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business or in connection with the maintenance or repair of the Facilities, for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not reasonably be expected to give rise to criminal liability or material civil liability on the part of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any Certificateholders, and would not otherwise reasonably be expected to have a Material Adverse Effect, and (ii) adequate reserves consistent with GAAP requirements have been established and are maintained, so as to ensure that any amounts determined to be due will be promptly paid in full when such contest is determined, (e) Liens arising out of judgments or awards, but only so long as an appeal or proceeding for review is being prosecuted in good faith and so long as (i) such proceedings shall not reasonably be expected to give rise to criminal liability or material civil liability on the part of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any Certificateholders, and would not otherwise reasonably be expected to have a Material Adverse Effect, and (ii) adequate reserves consistent with GAAP requirements have been established and are maintained, so as to ensure that any amounts determined to be due will be promptly paid in full when such contest is determined, or are fully covered by insurance, (f) mineral rights the use and enjoyment of which do not materially interfere with the use and enjoyment of the Facilities, (g) Permitted Encumbrances, (h) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business, (i) existing Liens that have been disclosed to the Transaction Parties prior to the Closing Date and which are reasonably acceptable to the Transaction Parties, and (j) Liens incident to the ordinary course of business that are not incurred in connection with the obtaining of any loan, advance or credit in respect of borrowed money permitted to be incurred pursuant to the Operative Documents so long as such Liens (x) do not in the aggregate materially impair the use of the property or assets of the Facility Lessees or the value of such property or assets for the purposes of such business and (y) shall not reasonably be expected to give rise to criminal liability or unindemnified, material civil liability on the part of the Owner Lessor, the Owner Participant, the Indenture Trustee, the Pass Through Trustee or any

Certificateholders, and would not otherwise reasonably be expected to have a Material Adverse Effect.

                "PERSON" shall mean any individual, corporation, cooperative, partnership, joint venture, association, joint-stock company, limited liability company, other entity, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

                "PLAN" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) either of the Facility Lessees or a Subsidiary of either of the Facility Lessees or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Facility Lessee, or a Subsidiary of such Facility Lessee or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

                "POWER MARKET CONSULTANT" shall mean CC Pace.

                "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

                "PRICING ASSUMPTIONS" shall mean the "Pricing Assumptions" (attached as Schedule 2 to the Participation Agreement) for each Facility Lease,.

                "PRIME RATE" shall mean the rate of interest publicly announced by Citibank, N.A. from time to time as its prime rate.

                "PROCEEDS" shall mean the proceeds from the sale of the Certificates by the Pass Through Trust to the Certificateholders on the Closing Date.

                "PROPORTIONAL RENTAL AMOUNT" shall have the meaning given the term "proportional rental amount" in Treasury Regulations section 1.467-2(c) and unless and until such time s there is an adjustment pursuant to Section 3.4 of the applicable Facility Lease it shall be the amounts set forth in Section 1-C to the Facility Leases.

                "PRUDENT INDUSTRY PRACTICE" shall mean, at a particular time,
(a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Entity of competent jurisdiction.

                "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

                "PURCHASE PRICE" with respect to the Tiverton Facility, shall mean $237,500,000.00, and with respect to the Rumford Facility, shall mean $220,000,000.00.

                "QUALIFYING CASH BIDS" with respect to a Facility Lease, shall have the meaning specified in Section 13.2 of such Facility Lease.

                "QUALIFYING LETTER OF CREDIT" shall mean (I) the Initial Letter of Credit, and (II) any other irrevocable standby letter of credit (i) in favor of the Owner Participant issued by a Qualifying Letter of Credit Bank (ii) which shall be drawable or presentable in New York (or such other location as the Owner Participant shall agree in its sole and absolute discretion) in Dollars and in whole upon presentation of a drawing certificate pursuant to which a beneficiary of such letter of credit certifies that a Drawing Event has occurred and is continuing; (iii) to the extent such letter of credit is a new or replacement Qualifying Letter of Credit, such new or replacement Qualifying Letter of Credit must be issued at least 30 days (or 45 days in the circumstances described in Section 5.46(b) of the Participation Agreement) prior to the stated expiration of the existing letter of credit; (iv) the maturity of such letter of credit may be shorter than the last day of the Lease Term of the Tiverton Facility Lease or the Lease Term of the Rumford Facility Lease, whichever is later, provided, however, that (a) such letter of credit shall have a maturity of at least 364 days from the date of issuance and be automatically renewed for at least one year unless notice of non-renewal is received by the Owner Lessor at least 60 days prior to the expiration of the Qualifying Letter of Credit, and (b) the relevant Owner Lessor shall receive such new or replacement Qualifying Letter of Credit not later than 30 days prior to the expiration of the then outstanding letter of credit; and (v) shall otherwise contain terms that are substantially the same as those set forth in the Initial Letter of Credit and the CSFB LOC Indemnity Letter (as in effect on the Closing), with such substantive changes (proposed because Calpine has been unable to obtain such terms) as are reasonably acceptable to the Owner Participant. The Owner Participant agrees, that in considering any changes referred to in clause (v) of the preceding sentence, it will base its acceptance or non-acceptance of such changes on an evaluation of whether the terms in question are available pursuant to then current practices of banks meeting the definition of "Qualifying Letter of Credit Bank" with respect to comparable letters of credit being issued in comparable transactions, and if the Owner Participant fails to so accept such changes it will set forth its basis therefor. Subject to the same conditions set forth in the preceding sentence (including with respect to the acceptance or non-acceptance of the legal opinions referred to below by the Owner Participant), each Qualifying Letter of Credit shall be supported by legal opinions substantially in the forms of legal opinions delivered with the Initial Letter of Credit.

                "QUALIFYING LETTER OF CREDIT BANK" shall mean a banking institution organized in the United States or in another country the Dollar-denominated long-term indebtedness of which is rated on the date on which the relevant Qualifying Letter of Credit is issued, AAA by S&P and Aaa by Moody's (or if rated by only one Rating Agency, rated as aforesaid by such Rating Agency), (i) the unsecured long-term senior Dollar-denominated debt obligations of which are rated A or better by S&P and A2 or better by Moody's,
(ii) having a branch in New York City at which the Qualifying Letter of Credit can be drawn upon, (iii) having, on the date on which the relevant Qualifying Letter of Credit is issued, a consolidated stockholders equity determined in accordance with GAAP of at least US$ 3.5 billion and (iv) which banking institution is reasonably acceptable to the Owner Participant. Notwithstanding the foregoing, CSFB shall be deemed a "Qualifying Letter of Credit Bank" so long as it meets the requirement of clause (i) above.

                "RATING AGENCIES" shall mean S&P and Moody's.

                "REASONABLE BASIS" for a position shall exist if tax counsel may properly advise reporting such position on a tax return in accordance with Formal Opinion 85-352 issued by the Standing Committee on Ethics and Professional Responsibility of the American Bar Association (or any successor to such opinion).

                "REBUILDING CLOSING DATE" with respect to a Facility Lease, shall have the meaning specified in Section 10.3(e) of such Facility Lease.

                "RECEIVING PARTY" shall have the meaning set forth in Section
14.21 of the Participation Agreement.

                "REDEMPTION DATE" shall mean, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Collateral Trust Indenture or the respective Note, which date shall be a Termination Date.

                "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness of the Guarantor or a Restricted Subsidiary existing on the date of the Guaranty or Incurred in compliance with the Indenture, dated as of August 10, 2000, between the Guarantor and Wilmington Trust Company, as Trustee (including Indebtedness of the Guarantor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Obligations (Tiverton) or the Obligations (Rumford), as the context may require, the Refinancing Indebtedness shall be contractually subordinated in right of payment to such Obligations to at least the same extent as the Indebtedness being refinanced, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Obligations (Tiverton) or the Obligations (Rumford), as the context may require, (iii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iv) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced; and provided, further, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary of the Guarantor that refinances

Indebtedness of the Guarantor or (y) Indebtedness of the Guarantor or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

                "REGISTRAR" shall have the meaning set forth in Section 2.8 of the Collateral Trust Indenture.

                "REGULATORY EVENT OF LOSS" shall have meaning specified in clause (iv) of the definition of "Event of Loss".

                "REIMBURSEMENT AGREEMENT" shall mean the Letter of Credit and Reimbursement Agreement, dated as of December 19, 2000, between Calpine and CSFB.

                "RELATED PARTY" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that the Owner Lessor shall not be treated as a Related Party to any Owner Participant except that, for purposes of Section 9 of the Participation Agreement, the Owner Lessor will be treated as a Related Party to an Owner Participant to the extent that the Owner Lessor acts on the express direction or with the express consent of an Owner Participant.

                "RELEASE" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, flow, leak, discharge, disposal or emission.

                "RENEWAL RENT" with respect to a Facility Lease, shall mean the rent payable during any Renewal Lease Term, in each case as determined in accordance with Section 15.4 of such Facility Lease.

                "RENEWAL LEASE TERM" with respect to a Facility Lease, shall mean the First Renewal Lease Term, the Second Renewal Term, any FMV Renewal Lease Term or the Lessor Put Renewal Term.

                "RENEWAL SITE LEASE TERM(s)" individually or collectively as the context shall require, with respect to a Facility Site Lease, shall have the meaning set forth in Section 2.2(b) of such Facility Site Lease.

                "RENEWAL TERM" with respect to a Facility Site Sublease, shall have the meaning set forth in Section 2.1(b) of such Facility Site Sublease.

                "RENT" shall mean Basic Rent, Renewal Rent and Supplemental
Rent.

                "RENT PAYMENT DATE" with respect to a Facility Lease, shall mean, with respect to each Facility Lease March 19, 2001, each January 15 and July 15 occurring thereafter (through and including July 15, 2036) and December 19, 2036.

                "RENT PAYMENT PERIOD" with respect to a Facility Lease, shall mean (i) in the case of the first Rent Payment Period the period commencing on the Closing Date and ending on March 19, 2001, (ii) in the case of the second Rent Payment Period, the period commencing on

March 19, 2001 and ending on July 15, 2001 and (iii) in all cases thereafter (except for the last Rent Payment Period which period shall commence on July 19, 2036 and end on, and include, December 19, 2036), each six-month period commencing on each Rent Payment Date through and including the following January 15 or July 15 as the case may be.

                "REPLACEMENT COMPONENT" with respect to a Facility Lease, shall have the meaning specified in Section 7.2 of such Facility Lease.

                "REQUIRED IMPROVEMENT" with respect to a Facility Lease, shall have the meaning specified in Section 8.1 of such Facility Lease.

                "REQUISITION" shall have the meaning specified in clause (iii) of the definition of "Event of Loss".

                "RESPONSIBLE OFFICER" shall mean, with respect to any Person,
(i) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other management employee (a) that has the power to take the action in question and has been authorized, directly or indirectly, by the Board of Directors or equivalent body of such Person, (b) working under the direct supervision of such Chairman of the Board, President, Senior Vice President, Chief Financial Officer, Vice President or Treasurer and (c) whose responsibilities include the administration of the Overall Transaction and (ii) with respect to the Pass Through Trustee and the Indenture Trustee an officer in their respective corporate trust departments.

                "RESTRICTED SUBSIDIARY" means any Subsidiary of the Guarantor that is not designated an Unrestricted Subsidiary by the Board of Directors.

                "REVENUES" shall have the meaning specified in clause (3) of the Granting Clause of the Collateral Trust Indenture.

                "RUMFORD ADDITIONAL LESSOR NOTES" shall have the meaning specified in Section 2.12 of the Collateral Trust Indenture.

                "RUMFORD BILL OF SALE" shall mean the Rumford Bill of Sale, dated as of the Closing Date, between Rumford Lessee and the Owner Lessor, substantially in the form of Exhibit B-2 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will acquire the Rumford Facility from the Tiverton Lessee.

                "RUMFORD EASEMENTS" shall mean the easements defined in the recitals to the Rumford Facility Site Lease and the Rumford Facility Site Sublease.

                "RUMFORD FACILITY" shall mean a 265 MW nameplate capacity gas-fired combined cycle merchant power plant located in Rumford, Maine and more fully described in Exhibit A-2 to the Participation Agreement. The Rumford Facility does not include the Rumford Facility Site.

                "RUMFORD FACILITY LEASE" shall mean, the Facility Lease Agreement (Rumford), dated as of December 19, 2000, between the Owner Lessor and Rumford Lessee, substantially in the form of Exhibit C-2 to the Participation Agreement.

                "RUMFORD FACILITY SITE RENT" shall have the meaning set forth in
Section 4.1 of the Rumford Facility Site Lease.

                "RUMFORD LEASE" shall have the meaning set forth in the recitals to the Rumford Sublease.

                "RUMFORD LESSEE" shall mean Rumford Power Associates Limited Partnership.

                "RUMFORD LESSOR NOTE(s)" shall have the meaning specified in
Section 2.2 of the Collateral Trust Indenture.

                "RUMFORD NOTES" shall mean any Rumford Lessor Notes or Rumford Additional Lessor Notes issued pursuant to the Collateral Trust Indenture.

                "RUMFORD OPERATIVE DOCUMENTS" shall mean the Participation Agreement, the Rumford Bill of Sale, the Rumford Facility Lease, the Certificates, the Rumford Facility Site Lease, the Rumford Facility Site Sublease, the Collateral Trust Indenture, the Rumford Lessor Notes, the Pass Through Trust Agreement, the LLC Agreement, the Tax Indemnity Agreement, the Calpine Guaranty (Rumford), the OP Parent Guaranty (if any), the Certificate Purchase Agreement and the Qualifying Letter of Credit.

                "RUMFORD PARCEL" shall have the meaning specified in Section 2.1(a) of the Rumford Site Lease and Section 2.1(a) of the Rumford Site Sublease.

                "RUMFORD POWER ASSOCIATES" shall mean Rumford Power Associates Limited Partnership.

                "RUMFORD SITE" shall have the meaning set forth in the recitals to the Facility Site Lease and the Facility Site Sublease.

                "RUMFORD SITE LEASE" shall mean the Facility Site Lease (Rumford), dated as of December 19, 2000, between the Rumford Lessee and the Owner Lessor, substantially in the form of Exhibit D-2 to the Participation Agreement.

                "RUMFORD SITE LESSEE" shall mean PMCC Calpine New England Investment LLC.

                "RUMFORD SITE LESSOR" shall mean Rumford Power Associates Limited Partnership.

                "RUMFORD SUBLEASE" shall have the meaning set forth in the recitals to the Rumford Site Lease.

                "RUMFORD SITE SUBLESSEE" shall mean Rumford Power Associates Limited Partnership.

                "RUMFORD SITE SUBLESSEE EVENT OF DEFAULT" shall have the meaning set forth in Section 13.1 of the Facility Site Sublease (Rumford).

                "RUMFORD SITE SUBLESSOR" shall mean PMCC Calpine New England Investment LLC.

                "R.W. BECK REPORTS" shall mean, collectively, that certain (i) letter dated September 26, 2000 to Mr. Paul J. Colatrella of Bayersiche Hypo-und Vereinsbank AG from R.W. Beck, Inc., and (ii) letter dated November 21, 2000 to Mr. Mohammed J. Alam of Fortis Capital Corp. from R. W. Beck, Inc.

                "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Guarantor or a Subsidiary transfers such property to a Person and leases it back from such Person, other than leases for a term of not more than 36 months or between the Guarantor and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

                "SCHEDULED CLOSING DATE" shall mean December 19, 2000.

                "SEC" shall mean the Securities and Exchange Commission.

                "SECOND RENEWAL LEASE TERM" with respect to a Facility Lease, shall have the meaning specified in Section 15.1(b) of such Facility Lease.

                "SECOND WINTERGREEN RENEWAL LEASE OPTION" with respect to a Facility Site Lease, shall have the meaning set forth in Section 2.2(a)(ii) of such Facility Site Lease.

                "SECTION 467 INTEREST" with respect to a Facility Lease, shall have the meaning set forth in Section 3.2(d) of such Facility Lease.

                "SECTION 467 LOAN" with respect to a Facility Lease, shall have the meaning specified in Section 3.2(d) of such Facility Lease.

                "SECURED INDEBTEDNESS" shall have the meaning specified in
Section 1(b) of the Collateral Trust Indenture.

                "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                "SEVERABLE IMPROVEMENT" shall mean any Improvement that is readily removable without causing material damage to the applicable Facility.

                "SIGNIFICANT LEASE DEFAULT" shall mean, with respect to a Facility Lease, (i) an event that is, or solely with the passage of time or the giving of notice (or both) would become, a "Lease Event of Default" under clauses (a), (b), (c), (g), (h) or (m) of Section 16 of such Facility

Lease and (ii) the failure of a Facility Lessee to comply in any material respect with its obligations under Section 6 of the Facility Lease corresponding to such Facility Lessee.

                "SIGNIFICANT SUBSIDIARY" means any Subsidiary (other than an Unrestricted Subsidiary) that would be a "Significant Subsidiary" of the Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

                "SITE LEASE EVENT OF DEFAULT" with respect to a Facility Site Lease, shall have the meaning set forth in Section 14.1 of such Facility Site Lease.

                "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

                "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

                "SUBSIDIARY" shall mean, with respect to any Person (the "parent"), any corporation or other entity of which sufficient securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such parent.

                "SUPPLEMENTAL FINANCING" shall have the meaning specified in
Section 11.1 of the Participation Agreement.

                "SUPPLEMENTAL RENT" shall mean any and all amounts, liabilities and obligations (other than Basic Rent and Renewal Rent) which the Facility Lessees assume or agree to pay under the Operative Documents (whether or not identified as "Supplemental Rent") to the Owner Lessor or any other Person, including Termination Value.

                "SURVEY(s)" shall mean the Survey (Rumford) and/or the Survey (Tiverton), as the context may require.

                "SURVEY (RUMFORD)" shall mean the survey of the Rumford Site, to be dated after the Closing Date, which inter alia, will show the location of the Rumford Site.

                "SURVEY (TIVERTON)" shall mean the survey of the Tiverton Site, to be dated the Closing Date, which inter alia, will show the location of the Tiverton Site.

                "TAX" or "TAXES" shall mean all fees, taxes (including, without limitation, income taxes, sales taxes, use taxes, stamp taxes, value-added taxes, excise taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible)), levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

                "TAX ADVANCE" shall have the meaning specified in Section 9.2(g)(iii)(5) of the Participation Agreement.

                "TAX ASSUMPTIONS" shall mean the items described in Section 1 of the Tax Indemnity Agreement.

                "TAX BENEFIT" shall have the meaning set forth in Section 9.2(e) of the Participation Agreement.

                "TAX CLAIM" shall have the meaning set forth in Section 9.2(g)(i) of the Participation Agreement.

                "TAX EVENT" shall mean any event or transaction that will be a taxable transaction to the direct or indirect holders of the Lessor Notes.

                "TAX INDEMNITEE" shall have the meaning set forth in Section 9.2(a) of the Participation Agreement.

                "TAX INDEMNITY AGREEMENT" shall mean the Tax Indemnity Agreement, dated as of the Closing Date, between the Facility Lessees and the Owner Participant.

                "TAX LAW CHANGE" shall have the meaning specified in Section 12(a) of the Participation Agreement.

                "TAX REPRESENTATION" shall mean each of the items described in
Section 4 of the Tax Indemnity Agreements.

                "TAXES AND ASSESSMENTS" with respect to a Facility Site Lease, shall have, collectively, the meaning set forth in Section 18.1 of such Facility Site Lease.

                "TERM" with respect to a Facility Site Lease or a Facility Site Sublease, shall have the meaning set forth in Section 2.2(b) of such Facility Site Lease or Facility Site Sublease.

                "TERMINATION DATE" with respect to a Facility Lease, shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 2 of such Facility Lease.

                "TERMINATION PAYMENT DATE" with respect to a Facility Lease, shall have the meaning specified in Section 10.2(a) of such Facility Lease.

                "TERMINATION VALUES" with respect to a Facility Lease, shall have the meaning specified in Schedule 2 to such Facility Lease.

                "TIA" shall mean the Trust Indenture Act of 1939.

                "TITLE POLICIES" shall mean (i) with respect to the Tiverton Lessee, the title insurance policy (#75272) dated as of December 19, 2000 and
(ii) with respect to the Rumford Lessee, the title insurance policy (#206-269) dated as of December 19, 2000.

                "TIVERTON ADDITIONAL LESSOR NOTES" shall have the meaning specified in Section 2.12 of the Collateral Trust Indenture.

                "TIVERTON BILL OF SALE" shall mean the Tiverton Bill of Sale, dated as of the Closing Date, between Tiverton Lessee and the Owner Lessor, substantially in the form of Exhibit B-1 to the Participation Agreement duly completed, executed and delivered on the Closing Date pursuant to which the Owner Lessor will acquire the Tiverton Facility from the Tiverton Lessee.

                "TIVERTON EASEMENTS" shall mean the easements appurtenant, easements in gross, license agreements and other rights running in favor of the Tiverton Lessee and/or appurtenant to the Tiverton Site.

                "TIVERTON FACILITY" shall mean a 265 MW nameplate capacity gas-fired combined cycle merchant power plant located in Tiverton, Rhode Island and more fully described in Exhibit A-1 to the Participation Agreement. The Tiverton Facility does not include the Tiverton Facility Site.

                "TIVERTON FACILITY LEASE" shall mean the Facility Lease Agreement (Tiverton), dated as of December 19, 2000, between the Owner Lessor and Tiverton Lessee, substantially in the form of Exhibit C-1 to the Participation Agreement.

                "TIVERTON FACILITY SITE RENT" shall have the meaning set forth in Section 4.1 of the Tiverton Facility Site Lease.

                "TIVERTON LEASE" shall have the meaning set forth in the recitals to the Tiverton Sublease.

                "TIVERTON LESSEE" shall mean Tiverton Power Associates Limited Partnership.

                "TIVERTON LESSOR NOTE(s)" shall have the meaning specified in
Section 2.2 of the Collateral Trust Indenture.

                "TIVERTON NOTES" shall mean any Tiverton Lessor Notes or Tiverton Additional Lessor Notes issued pursuant to the Collateral Trust Indenture.

                "TIVERTON OPERATIVE DOCUMENTS" shall mean the Participation Agreement, the Tiverton Bill of Sale, the Tiverton Facility Lease, the Certificates, the Tiverton Facility Site Lease, the Tiverton Facility Site Sublease, the Collateral Trust Indenture, the Tiverton Lessor Notes, the Pass Through Trust Agreement, the LLC Agreement, the Tax Indemnity Agreement, the Calpine Guaranty (Tiverton), the OP Parent Guaranty (if any), the Certificate Purchase Agreement and the Qualifying Letter of Credit.

                "TIVERTON PARCEL" shall have the meaning specified in Section 2.1(a) of the Tiverton Site Lease and of the Tiverton Site Sublease.

                "TIVERTON POWER ASSOCIATES" shall mean Tiverton Power Associates Limited Partnership.

                "TIVERTON SITE" shall have the meaning set forth in the recitals to the Facility Site Lease and the Facility Site Sublease.

                "TIVERTON SITE LEASE" shall mean the Facility Site Lease (Tiverton), dated as of December 19, 2000, between the Tiverton Lessee and the Owner Lessor, substantially in the form of Exhibit D-1 to the Participation Agreement.

                "TIVERTON SITE LESSEE" shall mean PMCC Calpine New England Investment LLC.

                "TIVERTON SITE LESSOR" shall mean Tiverton Power Associates Limited Partnership.

                "TIVERTON SUBLEASE" shall have the meaning set forth in the recitals to the Tiverton Site Lease.

                "TIVERTON SITE SUBLESSEE" or "TIVERTON SUBLESSEE" as the context may require, shall mean Tiverton Power Associates, Limited Partnership.

                "TIVERTON SITE SUBLESSEE EVENT OF DEFAULT" shall have the meaning set forth in Section 13.1 of the Facility Site Sublease (Tiverton).

                "TIVERTON SITE SUBLESSOR" shall mean PMCC Calpine New England Investment LLC.

                "TRANSACTION COSTS" shall mean the following costs, to the extent substantiated or otherwise supported in reasonable detail:

                (i) the reasonable costs of reproducing and printing the Operative Documents and all costs and fees, including but not limited to filing and recording fees and recording, transfer, mortgage, intangible and similar taxes in connection with the execution, delivery, filing and recording of the Facility Leases, the Facility Site Leases, the Facility Site Subleases and any other Operative Document and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Document and any Uniform Commercial Code filing fees in respect of the perfection of any security interests created by any of the Operative Documents or as otherwise reasonably required by the Owner Lessor or the Indenture Trustee and surveyor fees;

                (ii) the reasonable fees and expenses of Dewey Ballantine LLP, counsel to CSFB, for their services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                (iii) the reasonable fees and expenses of Hunton and Williams, counsel to the Owner Participant and the Owner Lessor for their services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                (iv) the reasonable fees and expenses of Verill & Dana, Maine counsel to the Initial Purchasers;

                (v) the reasonable fees and expenses of Peabody & Arnold, Rhode Island counsel to the Initial Purchasers;

                (vi) the reasonable fees and expenses of Thelen Reid & Priest LLP, counsel to the Facility Lessees and the Guarantors for their services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and other Operative Documents;

                (vii) the reasonable fees and expenses of Hinckley, Allen & Snyder, Rhode Island counsel to the Facility Lessees;

                (viii) the reasonable fees and expenses of Drummond Woodsom & MacMahon, Maine counsel to the Facility Lessees;

                (ix) the reasonable fees and expenses of Steptoe & Johnson, special regulatory counsel to the Facility Lessees;

                (x) the reasonable fees and expenses of Latham & Watkins, counsel to the Underwriters, for their services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                (xi) the reasonable fees and expenses for services rendered in connection with the recording of the Memorandum of Lease, the Memorandum of Facility Site Lease, the Memorandum of Facility Site Sublease and the other applicable Operative Documents;

                (xii) the reasonable fees and expenses of Bingham Dana, counsel for the Indenture Trustee and the Lease Indenture Company and the Pass Through Company and the Pass Through Trustee, for their services rendered in connection with the negotiation, execution and delivery of the Participation Agreement and the other Operative Documents;

                (xiii) the initial fees and expenses of the Indenture Trustee in connection with the execution and delivery of the Participation Agreement and the other Operative Documents to which either one is or will be a party;

                (xiv) the fees and expenses of the Engineering Consultant, for its services rendered in connection with delivering the Engineering Report required by Section 4.17 of the Participation Agreement;

                (xv) the fees and expenses of the other consultants listed in
Section 4.17 of the Participation Agreement, for their respective services rendered in connection with delivering the reports required by such Section 4.17;

                (xvi) the fees and expenses of the Appraiser, for its services rendered in connection with delivering the Closing Appraisal required by Section
4.15 of the Participation Agreement;

                (xvii) the fees and expenses of the Environmental Consultant retained by the Owner Participant;

                (xviii) the debt and equity arrangement fees set forth in the letter agreement dated October 16, 2000 between CSFB and Calpine, and its reasonable out-of-pocket costs and expenses payable to Underwriters;

                (xix) the debt arrangement fees set forth in the Certificate Purchase Agreement to be dated as of the Closing Date among the Facility Lessees, Calpine and the Initial Purchasers, and its reasonable out-of-pocket costs and expenses;

                (xx) all reasonable costs and expenses incurred pursuant to the syndication of the debt and equity;

                (xxi) the fees and expenses of the Rating Agencies in connection with the rating of the Certificates;

                (xxii) the out-of-pocket expenses of the Owner Participant incurred in connection with the Overall Transaction;

                (xxiii) the reasonable fees and expenses of Curtis, Thaxter, Stevens Broder & Micoleau LLC, Maine counsel to the Owner Participant and the Owner Lessor; and

                (xxiv) the reasonable fees and expenses of Edwards & Angell, LLP, Rhode Island counsel to the Owner Participant and the Owner Lessor.

                Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by the parties to the Participation Agreement pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement (other than out-of-pocket expenses of the Owner Participant), financial analysis and consulting, advisory services, and costs of a similar nature.

                "TRANSACTION PARTY" shall mean, individually or collectively, as the context shall require, all or any of the parties to the Operative Documents (including the Lease Indenture Company and the Pass Through Company).

                "TRANSACTIONS" shall mean, collectively, each of the transactions contemplated under the Participation Agreement and the other Operative Documents.

                "TRANSFEREE" shall mean a transferee of the Owner Participant permitted by Section 7.1 of the Participation Agreement.

                "TRANSFEREE GUARANTOR" shall have the meaning set forth in
Section 7.1(a)(iii) of the Participation Agreement.

                "TREASURY REGULATIONS" shall mean regulations, including temporary regulations, promulgated under the Code.

                "TRUST INDENTURE ACT" shall mean

                "UNDERWRITERS" shall mean Credit Suisse First Boston, TD Securities and ING Barings LLC.

                "UNFUNDED CURRENT LIABILITY" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

                "UNIFORM COMMERCIAL CODE" or "UCC" shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

                "UNITED STATES PERSON" shall have the meaning specified in
Section 7701(a)(30) of the Code or any successor provision thereto.

                "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided by the Indenture, dated as of August 10, 2000, between the Guarantor and Wilmington Trust Company, as Trustee and
(ii) any Subsidiary of an Unrestricted Subsidiary.

                "U.S. GOVERNMENT OBLIGATIONS" shall have the meaning set forth in Section 9.1(b) of the Collateral Trust Indenture.

                "VERIFIER" with respect to a Facility Lease, shall have the meaning specified in Section 3.4(c) of such Facility Lease.

                "WHOLLY OWNED SUBSIDIARY" means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Guarantor or another Wholly Owned Subsidiary.



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